Exhibit 99.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

)

In re:	)	Chapter 11

)

NEBRASKA BOOK COMPANY, INC., et al.,[1]	)	Case No. 11-12005 (PJW)

)

Debtors.	)	Jointly Administered

)

THIRD AMENDED JOINT PLAN OF REORGANIZATION OF NEBRASKA BOOK COMPANY, INC.,

ET AL., PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

KIRKLAND & ELLIS LLP	PACHULSKI STANG ZIEHL & JONES LLP
601 Lexington Avenue	919 North Market Street, 17th Floor
New York, New York 10022-4611	Wilmington, Delaware 19899-8705
Telephone: (212) 446-4800	Telephone: (302) 652-4100
Facsimile: (212) 446-4900	Facsimile: (302) 652-4400

Counsel to the Debtors and Debtors in Possession

Dated: May __, 2012

[1]

The debtors in these chapter 11 cases, along with the last four digits of each debtor’s federal tax identification number include: Nebraska Book Company, Inc. (9819); Campus Authentic LLC (9156); College Bookstores of America, Inc. (9518); NBC Acquisition Corp. (3347); NBC Holdings Corp. (7477); NBC Textbooks LLC (1425); Net Textstore LLC (6469); and Specialty Books, Inc. (4807). The location of the debtors’ service address is: 4700 South 19th Street, Lincoln, Nebraska 68512.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW	1
A. Defined Terms	1
B. Rules of Interpretation	12
C. Computation of Time	12
D. Governing Law	12
E. Reference to Monetary Figures	12

ARTICLE II. ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS	12
A. Administrative Claims	13
B. DIP Claims	13
C. Priority Tax Claims	14
D. Indenture Trustee Fees	14

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS	14
A. Classification of Claims and Interests	14
B. Treatment of Claims and Interests	15
C. Special Provision Governing Unimpaired Claims	18
D. Acceptance or Rejection of the Plan	18
E. Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	18
F. Controversy Concerning Impairment	18
G. Subordinated Claims	18

ARTICLE IV. MEANS FOR IMPLEMENTATION OF THE PLAN	19
A. Substantive Consolidation	19
B. General Settlement of Claims and Interests	19
C. Restructuring Transactions	19
D. Continued Corporate Existence, Vesting of Assets in the Reorganized Debtors, and Mergers	20
E. Existing Letters of Credit	20
F. Sources of Consideration for Plan Distributions	20
G. Intercompany Account Settlement	22
H. Corporate Existence	22
I. Vesting of Assets in the Reorganized Debtors	22
J. Cancellation of Existing Securities and Agreements	22
K. Corporate Action	23
L. New Organizational Documents	23
M. Directors and Officers of the Reorganized Debtors	23
N. Effectuating Documents; Further Transactions	24
O. Section 1146 Exemption	24
P. Director and Officer Liability Insurance	24
Q. Management Equity Incentive Program	24
R. Employee and Retiree Benefits	24
S. Preservation of Causes of Action	25

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES	25
A. Assumption and Rejection of Executory Contracts and Unexpired Leases	25
B. Indemnification Obligations	26
C. Claims Based on Rejection of Executory Contracts or Unexpired Leases	26
D. Cure of Defaults for Executory Contracts and Unexpired Leases Assumed	26
E. Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases	27
F. Insurance Policies	27
G. Modifications, Amendments, Supplements, Restatements, or Other Agreements	27

i

H. Reservation of Rights	27
I. Nonoccurrence of Effective Date	27
J. Contracts and Leases Entered Into After the Petition Date	27

ARTICLE VI. PROVISIONS GOVERNING DISTRIBUTIONS	28
A. Timing and Calculation of Amounts to Be Distributed	28
B. Disbursing Agent	28
C. Rights and Powers of Disbursing Agent	28
D. Delivery of Distributions and Undeliverable or Unclaimed Distributions	28
E. Manner of Payment	29
F. Section 1145 Exemption	29
G. Compliance with Tax Requirements	30
H. Allocations	30
I. No Postpetition Interest on Claims	30
J. Setoffs and Recoupment	30
K. Claims Paid or Payable by Third Parties	30

ARTICLE VII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS	31
A. Allowance of Claims	31
B. Claims Administration Responsibilities	31
C. Estimation of Claims and Interests	31
D. Adjustment to Claims or Interests without Objection	31
E. Time to File Objections to Claims	32
F. Disallowance of Claims or Interests	32
G. Amendments to Claims or Interests	32
H. No Distributions Pending Allowance	32
I. Distributions After Allowance	32

ARTICLE VIII. SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS	33
A. Discharge of Claims and Termination of Interests	33
B. Release of Liens	33
C. Releases by the Debtors	33
D. Releases by Holders of Claims and Interests	34
E. Exculpation	34
F. Injunction	34
G. Protections Against Discriminatory Treatment	35
H. Setoffs	35
I. Recoupment	35
J. Subordination Rights	35
K. Document Retention	35
L. Reimbursement or Contribution	35

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN	36
A. Conditions Precedent to Confirmation	36
B. Conditions Precedent to the Effective Date	36
C. Waiver of Conditions	37
D. Effect of Failure of Conditions	37

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN	37
A. Modification and Amendments	37
B. Effect of Confirmation on Modifications	38
C. Revocation or Withdrawal of Plan	38

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ARTICLE XI. RETENTION OF JURISDICTION	38

ARTICLE XII. MISCELLANEOUS PROVISIONS	40
A. Immediate Binding Effect	40
B. Additional Documents	40
C. Payment of Statutory Fees	40
D. Certain Agreements	40
E. Statutory Committee and Cessation of Fee and Expense Payment	40
F. Reservation of Rights	40
G. Successors and Assigns	41
H. Notices	41
I. Term of Injunctions or Stays	41
J. Entire Agreement	42
K. Exhibits	42
L. Nonseverability of Plan Provisions	42
M. Votes Solicited in Good Faith	42
N. Closing of Chapter 11 Cases	42
O. Waiver or Estoppel	42
P. Conflicts	43

iii

INTRODUCTION

Nebraska Book Company, Inc. and its affiliates Campus Authentic LLC, College Bookstores of America, Inc., NBC Acquisition Corp., NBC Holdings Corp., NBC Textbooks LLC, Net Textstore LLC, and Specialty Books, Inc., as debtors and debtors in possession (each, a “Debtor” and, collectively, the “Debtors”) propose this joint plan of reorganization (the “Plan”) for the resolution of the outstanding claims against and interests in the Debtors pursuant to chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (the “Bankruptcy Code”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Article I.A hereof. Holders of Claims and Interests may refer to the Disclosure Statement for a discussion of the Debtors’ history, businesses, assets, results of operations, historical financial information, and accomplishments during the Chapter 11 Cases, and projections of future operations, as well as a summary and description of the Plan and certain related matters. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, TO THE EXTENT APPLICABLE, ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. AS PART OF THE SETTLEMENT EMBODIED IN THE PLAN, THE PLAN PROVIDES FOR SUBSTANTIVE CONSOLIDATION OF THE ESTATES FOR ALL PURPOSES ASSOCIATED WITH CONFIRMATION AND CONSUMMATION.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms.

As used in this Plan, capitalized terms have the meanings set forth below.

1. “503(b)(9) Claim” means a Claim or any portion thereof entitled to administrative expense priority pursuant to section 503(b)(9) of the Bankruptcy Code.

2. “8.625% Noteholders” means the Holders of the 8.625% Notes.

3. “8.625% Notes” means the $175 million 8.625% senior subordinated notes due March 15, 2012, issued by NBC pursuant to the 8.625% Notes Indenture.

4. “8.625% Notes Claim” means any Claim derived from or based upon the 8.625% Notes and the 8.625% Notes Indenture other than Indenture Trustee Fees.

5. “8.625% Notes Indenture” means that certain indenture, dated March 4, 2004, by and among NBC, as borrower, all NBC subsidiaries, as guarantors, and BNY Midwest Trust Company, as trustee.

6. “8.625% Notes Trustee” means The Bank of New York Mellon Trust Company, N.A. as successor indenture trustee under the 8.625% Notes Indenture.

7. “AcqCo” means NBC Acquisition Corp., the Holder of 100% of the Equity Securities in NBC.

8. “AcqCo Noteholders” means the Holders of the AcqCo Notes.

9. “AcqCo Notes” means the $77 million 11% senior discount notes due December 15, 2013, issued by AcqCo pursuant to the AcqCo Notes Indenture.

10. “AcqCo Notes Claim” means any Claim derived from or based upon the AcqCo Notes.

11. “AcqCo Notes Indenture” means that certain indenture, dated March 4, 2004, by and between AcqCo, as borrower, and U.S. Bank National Association, as successor trustee.

12. “AcqCo Notes Trustee” means U.S. Bank National Association, as successor indenture trustee under the AcqCo Notes Indenture.

13. “Ad Hoc Group of Senior Secured Noteholders” means that certain ad hoc group of holders of Senior Secured Notes holding collectively more than 50% of the outstanding Senior Secured Notes.

14. “Administrative Claim” means a Claim for costs and expenses of administration of the Estates under sections 503(b) (including 503(b)(9) Claims), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors, (b) Allowed Claims of Retained Professionals in the Chapter 11 Cases; and (c) all fees and charges assessed against the Estates under chapter 123 of title 28 of the United States Code, 28 U.S.C. §§ 1911–1930.

15. “Administrative Claim Bar Date” means the deadline for filing requests for payment of Administrative Claims, which shall be 30 days after the Effective Date, except with respect to 503(b)(9) Claims, as to which an earlier deadline was established by the Order (A) Setting Bar Dates for Filing Proofs of Claim and Requests for Payment Under Section 503(b)(9) of the Bankruptcy Code, (B) Approving the Form and Manner for Filing Proofs of Claim and Section 503(b)(9) Requests for Payment, and (C) Approving Notice Thereof [Docket No. 197], entered by the Bankruptcy Court on July 21, 2011.

16. “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code; provided, however, that the Holders of the Holdco Interests, including Weston Presidio, shall not be considered Affiliates.

17. “Allowed” means with respect to any Claim or Interest, except as otherwise provided herein: (a) a Claim or Interest that is evidenced by a Proof of Claim or Proof of Interest, as applicable, by the applicable Bar Date or that is not required to be evidenced by a Filed Proof of Claim or Proof of Interest, as applicable, under the Bankruptcy Code or a Final Order, any objections to which shall be Filed on or before the later of (1) the date that is 180 days after the Effective Date and (2) such date as may be fixed by the Bankruptcy Court, after notice and a hearing, upon motion filed before the date that is 180 days after the Effective Date; (b) a Claim or Interest that is scheduled by the Debtors as neither disputed, contingent, nor unliquidated, and as for which no Proof of Claim or Proof of Interest, as applicable, has been timely Filed; or (c) a Claim or Interest that is Allowed (i) pursuant to the Plan, (ii) in any stipulation that is approved by the Bankruptcy Court, or (iii) pursuant to any contract, instrument, indenture, or other agreement entered into or assumed in connection herewith. Except as otherwise specified in the Plan or any Final Order, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date. For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtors may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law. Any Claim or Interest that has been or is hereafter identified in the Schedules as disputed, contingent, or unliquidated, and for which no Proof of Claim or Proof of Interest has been timely Filed, is not considered Allowed and shall be expunged without further action by the Reorganized Debtors and without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity. Notwithstanding anything to the contrary herein, no Claim of any entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as the case may be.

18. “Amended Plan Support Agreement” means that certain amended plan support agreement, dated as of March 23, 2012, by and among the Debtors, the Senior Secured Notes Steering Committee, and the Consenting 8.625% Noteholders.

19. “Backstop Commitment” means that certain commitment to backstop funding of the New-Money First Lien Term Loan, by and among the Debtors and the Backstop Parties, the final documentation of which remains subject to negotiation between the Debtors and the Backstop Parties, as well as Bankruptcy Court approval.

20. “Backstop Parties” means those certain Senior Secured Noteholders party to the Backstop Agreement.

21. “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

22. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court.

23. “Bar Date” means the date established by the Bankruptcy Court by which Proofs of Claim and Proofs of Interests must be Filed with respect to such Claims, as ordered by the Bankruptcy Court in the Order (A) Setting Bar Dates for Filing Proofs of Claim and Requests for Payment Under Section 503(b)(9) of the Bankruptcy Code, (B) Approving the Form and Manner for Filing Proofs of Claim and Section 503(b)(9) Requests for Payment, and (C) Approving Notice Thereof [Docket No. 197] and the Order Authorizing the Debtors to (A) Assume Certain Unexpired Leases, (B) Set Cure Amounts with Respect Thereto, (C) Reject Certain Unexpired Leases and Ancillary Contracts Effective as of February 29, 2012 and (D) Set the Bar Dates for Filing Proofs of Claim Related Thereto [Docket No. 870].

24. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

25. “Cash” means cash and cash equivalents, including bank deposits, checks, and other similar items in legal tender of the United States of America.

26. “Causes of Action” means any claims, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, and franchises of any kind or character whatsoever, known, unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code.

27. “Certificate” means any instrument evidencing a Claim or an Interest.

28. “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the case pending for that Debtor under chapter 11 of the Bankruptcy Code in the Bankruptcy Court and (b) when used with reference to all the Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

29. “Claim” means any claim against the Debtors, as defined in section 101(5) of the Bankruptcy Code, including: (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

30. “Claims and Balloting Agent” means Kurtzman Carson Consultants, LLC, located at 2335 Alaska Avenue, El Segundo, California 90245, (888) 647-1738.

31. “Claims Register” means the official register of Claims maintained by the Claims Agent.

32. “Class” means a class of Claims or Interests as set forth in Article III hereof pursuant to section 1122(a) of the Bankruptcy Code.

33. “CM/ECF” means the Bankruptcy Court’s Case Management and Electronic Case Filing system.

34. “Committee” means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Cases by the Office of the United States Trustee pursuant to section 1102 of the Bankruptcy Code.

35. “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX.A hereof having been (a) satisfied or (b) waived pursuant to Article IX.C hereof.

36. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

37. “Confirmation Hearing” means the hearing held by the Bankruptcy Court on Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be continued from time to time.

38. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

39. “Consenting 8.625% Noteholders” means JPMorgan Noteholders, Cerberus Partners, L.P., and Standard General L.P., collectively.

40. “Consummation” means the occurrence of the Effective Date.

41. “Cure Claim” means a Claim based upon the Debtors’ defaults on an Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code.

42. “DIP Claims” means any and all Claims arising under or related to the DIP Facility.

43. “DIP Facility” means the Debtors’ $200 million debtor-in-possession financing facility, approved on a final basis by the Bankruptcy Court on July 21, 2011 [Docket No. 195].

44. “DIP Lenders” means the DIP Agent and the banks, financial institutions, and other lender parties under the DIP Facility.

45. “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities selected by the Debtors or the Reorganized Debtors, as applicable, to make or facilitate distributions pursuant to the Plan; provided, that the 8.625% Notes Trustee shall be the Disbursing Agent with respect to 8.625% Notes, and the AcqCo Notes Trustee shall be the Disbursing Agent with respect to the AcqCo Notes, and the Senior Secured Notes Trustee shall be the Disbursing Agent with respect to the Senior Secured Notes.

46. “Disclosure Statement” means the Disclosure Statement Relating to the Third Amended Joint Plan of Reorganization of Nebraska Book Company, Inc., et al., Pursuant to Chapter 11 of the Bankruptcy Code, dated April 10, 2012, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

47. “Disputed” means, with regard to any Claim or Interest, a Claim or Interest that is not Allowed.

48. “Distribution Date” means the Effective Date.

49. “Distribution Record Date” means other than with respect to any publicly held securities, the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be 20 days before the first day of the Confirmation Hearing, originally scheduled by the Bankruptcy Court in the Order approving the Disclosure Statement.

50. “Effective Date” means the date selected by the Debtors in consultation with the Senior Secured Notes Steering Committee for the Consummation of the Plan, including the issuance of all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan. Any action to be taken on the Effective Date may be taken on or as soon as reasonably practicable after the Effective Date.

51. “Employment Obligations” means any existing obligations to employees to be assumed by the Debtors, as well as the incentive-based compensation programs that are in a form and substance reasonably satisfactory to the Senior Secured Notes Steering Committee, to be implemented by the Debtors on the Effective Date.

52. “Entity” means an entity as such term is defined in section 101(15) of the Bankruptcy Code.

53. “Equity Security” means any equity security, as defined in section 101(16) of the Bankruptcy Code, in a Debtor.

54. “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

55. “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a, et seq.

56. “Exculpated Claim” means any Claim related to any act or omission in connection with, relating to, or arising out of the Plan or Restructuring Transactions, the formulation, preparation, dissemination, negotiation of any document in connection with the Plan, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan, the pursuit of Consummation, the administration and implementation of the Plan, or the distribution of property pursuant to the Plan.

57. “Exculpated Parties” means each of: (a) the Debtors, (b) the Committee and the individual members of the Committee; and (c) each of the Debtors’ and the Committee’s current officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such.

58. “Executory Contract” means a contract to which one or more of the Debtors is a party and that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

59. “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.

60. “File” or “Filed” means file, filed, or filing with the Bankruptcy Court or its authorized designee in the Chapter 11 Cases.

61. “Final Order” means an order or judgment of the Bankruptcy Court, or court of competent jurisdiction with respect to the subject matter, as entered on the docket in any Chapter 11 Case or the docket of any court of competent jurisdiction, that has not been reversed, stayed, modified, or amended, and as to which the time to appeal, or seek certiorari or move for a new trial, reargument, or rehearing has expired and no appeal or petition for certiorari or other proceedings for a new trial, reargument, or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be timely Filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice.

62. “General Administrative Claim” means any Administrative Claim, including Cure Claims, other than a Professional Fee Claim.

63. “General Unsecured Claim” means any Unsecured Claim other than the following: (a) AcqCo Notes Claims; (b) 8.625% Notes Claims; (c) Intercompany Claims; (d) Administrative Claims; (e) Professional Fee Claims; (f) Reimbursable Expenses; and (g) Other Priority Claims.

64. “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

65. “Holdback Amount” means the aggregate holdback of those Professional fees billed to the Debtors during the Chapter 11 Cases that are held back pursuant to the Professional Fee Order or any other order of the Bankruptcy Court, which amount is to be deposited in the Holdback Escrow Account as of the Effective Date. The Holdback Amount shall not be considered property of the Debtors or the Reorganized Debtors. When all Professional Fee Claims have been paid, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtors.

66. “Holdback Escrow Account” means the escrow account established by the Reorganized Debtors into which Cash equal to the Holdback Amount shall be deposited on the Effective Date for the payment of Allowed Professional Fee Claims to the extent not previously paid or disallowed.

67. “HoldCo” means NBC Holdings Corp.

68. “HoldCo Interests” means all existing Interests in HoldCo, including all existing Equity Securities issued by HoldCo, and those certain Equity Securities in AcqCo held by Weston Presidio.

69. “Holder” means an Entity holding a Claim or an Interest, as applicable.

70. “Impaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

71. “Indentures” means the 8.625% Notes Indenture, the AcqCo Notes Indenture, and the Senior Secured Notes Indenture.

72. “Indenture Trustees” means the 8.625% Notes Trustee, the AcqCo Notes Trustee, and the Senior Secured Notes Trustee.

73. “Indenture Trustee Charging Lien” means any Lien or other priority in payment to which any of the Indenture Trustees are entitled, pursuant to the Indentures, against distributions to be made to Holders of the 8.625% Notes, the AcqCo Notes, or the Senior Secured Notes for payment of any fees or expenses due to any Indenture Trustee under an applicable Indenture.

74. “Indenture Trustee Fees” means the reasonable and documented compensation, fees, expenses, disbursements, and indemnity claims arising under the applicable Indenture, including attorneys’ and agents’ fees, expenses, and disbursements, incurred under the applicable Indenture by any of the Indenture Trustees, whether prior to or after the Petition Date and whether prior to or after the Consummation of the Plan; provided, that such Indenture Trustee Fees under the AcqCo Notes Indenture shall not exceed $80,000.

75. “Intercompany Claim” means any Claim in a Debtor held by another Debtor affiliate.

76. “Intercompany Interest” means any Interest in a Debtor affiliate held by another Debtor affiliate, other than the HoldCo Interests.

77. “Intercreditor Agreement” means that certain agreement, dated December 2, 2009, by and among the Debtors, the ABL Agent, and the Senior Secured Notes Trustee.

78. “Interest” means any: (a) Equity Security, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtors together with any warrants, options, or contractual rights to purchase or acquire such Equity Securities at any time and all rights arising with respect thereto; and (b) partnership, limited liability company, or similar interest in the Debtors.

79. “JPMorgan Noteholders” means J.P. Morgan Investment Management Inc., in its capacity as investment advisor to certain holders of Senior Secured Notes, 8.625% Notes, and AcqCo Notes.

80. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1–4001.

81. “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

82. “Management Equity Incentive Plan” means the management equity incentive plan to be implemented on the Effective Date, the form of which shall be included in the Plan Supplement and shall be reasonably satisfactory in form and substance to the Senior Secured Notes Steering Committee, pursuant to which (a) 10% of the fully-diluted New Common Equity shall be reserved for issuance to certain management employees and (b) pursuant to which an additional 1% of fully-diluted New Common Equity will be distributed to certain management employees upon a non-affiliate change of control event pursuant to the Plan.

83. “Mast” means MAST Capital Management, LLC, together with its affiliates, related investment funds and management companies, in their capacity as holders of Senior Secured Notes.

84. “NBC” means Nebraska Book Company, Inc.

85. “New ABL Facility” means the $75 million asset-backed revolving credit facility, the form of which shall be included in the Plan Supplement.

86. “New Board” means the board of directors of NBC on and after the Effective Date to be appointed in accordance with Article IV.M hereto.

87. “New Common Equity” means common equity in New NBC.

88. “New Money First Lien Term Loan” means up to $80 million (prior to adjustment for fees earned in-kind, as described below) in new loan to be issued by New NBC, participation in which shall be offered to all existing Senior Secured Noteholders in accordance with the New Money First Lien Term Loan Offering Procedures, substantially in accordance with the terms set forth on Exhibit A, the form of which shall be included in the Plan Supplement.

89. “New Money First Lien Term Loan Offering” means the offering of rights to Senior Secured Noteholders to contribute their Pro Rata share of cash to the New Money First Lien Term Loan.

90. “New Money First Lien Term Loan Offering Procedures” means the Debtors’ procedures for the implementation of the New Money First Lien Term Loan Offering, the final documentation of which remains subject to negotiation between the Debtors and the Backstop Parties, as well as Bankruptcy Court approval.

91. “New NBC” means that certain corporation formed under the laws of Delaware after the date of the Disclosure Statement and on or prior to the Effective Date.

92. “New NBC Holdings” means that certain corporation formed under the laws of Delaware after the date of the Disclosure Statement and on or prior to the Effective Date that is a wholly-owned subsidiary of New NBC.

93. “New NBC Opco” means that certain corporation formed under the laws of Delaware after the date of the Disclosure Statement and on or prior to the Effective Date that is a wholly-owned subsidiary of New NBC Holdings.

94. “New Organizational Documents” means such certificates or articles of incorporation, by-laws, or such other applicable formation documents of each of the Reorganized Debtors, which form shall be included in the Plan Supplement and shall be in form and substance reasonably satisfactory to the Senior Secured Notes Steering Committee.

95. “New Take-Back Notes” means the $100 million in new notes to be distributed on a Pro Rata basis to the Senior Secured Noteholders, substantially in accordance with the terms set forth on Exhibit B, the form of which shall be included in the Plan Supplement, which shall be reasonably satisfactory in form and substance to the Senior Secured Notes Steering Committee.

96. “New Take-Back Notes Indenture” means the indenture for the New Take-Back Notes, the form of which shall be included in the Plan Supplement, which shall be reasonably satisfactory in form and substance to the Senior Secured Notes Steering Committee.

97. “New Take-Back Notes Indenture Trustee” means the indenture trustee for the New Take-Back Notes.

98. “New Warrants” means the warrants that may be issued to Holders of 8.625% Notes Claims, substantially in accordance with the terms set forth on Exhibit C, the form of which shall be included in the Plan Supplement, which shall be reasonably satisfactory in form and substance to the Senior Secured Notes Steering Committee and the Consenting 8.625% Noteholders.

99. “Other Secured Claim” means any Secured Claim other than a/an: (a) Senior Secured Notes Claim or (b) Intercompany Claim.

100. “Petition Date” means June 27, 2011, the date on which the Debtors commenced the Chapter 11 Cases.

101. “Plan” means this Third Amended Joint Plan of Reorganization of the Nebraska Book Company, Inc., et al. Pursuant to Chapter 11 of the Bankruptcy Code, including the Plan Supplement, which is incorporated herein by reference.

102. “Plan Support Agreement” means that certain Plan Support Agreement, dated as of March 7, 2012 by and among the Debtors and the Senior Secured Notes Steering Committee.

103. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be Filed by the Debtors, and in a form and substance reasonably satisfactory to the Senior Secured Notes Steering Committee, no later than ten days prior to the deadline to vote on the Plan or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement comprised of, among other documents, the following: (a) New Organizational Documents; (b) Rejected Executory Contract and Unexpired Lease List; (c) a list of retained Causes of Action; (d) Restructuring Transactions Memorandum; (e) Management Equity Incentive Plan and employment agreements with certain management employees; (f) New ABL Facility; (g) New Take-Back Notes Indenture; (h) New Money First Lien Term Loan; (i) Registration Rights Agreement; (j) Shareholders Agreement; (k) the form of the New Warrants; and (l) the identity of the New Board and management for the Reorganized Debtors, with documents identified in (a) through (l). Any reference to the Plan Supplement in the Plan shall include each of the documents identified above as (a) through (l). The Debtors shall have the right to amend the documents contained in the Plan Supplement through and including the Effective Date in accordance with Article IX hereof, but such amendments shall be reasonably satisfactory in form and substance to the Senior Secured Notes Steering Committee.

104. “Postpetition Period” means the period of time following the Petition Date through the Confirmation Date.

105. “Other Priority Claims” means any Claim, other than an Administrative Claim or a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

106. “Priority Tax Claim” means the Claims of governmental units of the type specified in section 507(a)(8) of the Bankruptcy Code.

107. “Pro Rata” means the proportion that a Claim or Interest in a particular class bears to the aggregate amount of the Claims or Interests in that class, or the proportion of the Claims or Interests in a particular class and other classes entitled to share in the same recovery as such Claim or Interest under the Plan.

108. “Professional” means an Entity: (a) employed pursuant to a Bankruptcy Court order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Confirmation Date, pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) awarded compensation and reimbursement by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

109. “Professional Fee Claims” means all Administrative Claims for the compensation of Professionals and the reimbursement of expenses incurred by such Professionals through and including the Effective Date.

110. “Professional Fee Order” means that certain order of the Bankruptcy Court entered on July 21, 2011, establishing procedures for interim compensation and reimbursement of expenses of Professionals [Docket No. 199].

111. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

112. “Proof of Interest” means a proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

113. “Registration Rights Agreement” means the registration rights agreement to be implemented on the Effective Date, the form of which shall be included in the Plan Supplement and which shall be reasonably satisfactory in form and substance to the Ad Hoc Group of Senior Secured Noteholders and the Consenting 8.625% Noteholders.

114. “Reimbursable Expenses” means: the reasonable and documented fees and expenses incurred by (a) the Ad Hoc Group of Senior Secured Noteholders for their employment of (i) Brown Rudnick LLP, as legal counsel; (ii) Young Conaway Stargatt & Taylor LLP, as Delaware counsel; and (iii) Duff & Phelps Securities, LLC, as financial advisor, pursuant to the terms of Duff & Phelps Securities, LLC’s engagement letter dated June 30, 2011, and (b) the Consenting 8.625% Noteholders for their employment of professionals in an amount not to exceed $1.75 million to be allocated by agreement among the Consenting 8.625% Noteholders.

115. “Reinstated” means: (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest so as to leave such Claim or Interest Unimpaired; or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim or Interest (other than a Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the Holder.

116. “Rejected Executory Contract and Unexpired Lease List” means the list (as may be amended), as determined by the Debtors or the Reorganized Debtors, as applicable, of Executory Contracts and Unexpired Leases (including any amendments or modifications thereto) that will be rejected by the Reorganized Debtors pursuant to the provisions of Article V hereof and will be included in the Plan Supplement.

117. “Released Party” means each of: (a) the Senior Secured Noteholders, in their capacity as such; (b) the Senior Secured Notes Trustee, in its capacity as such; (c) the 8.625% Noteholders, in their capacity as such only if Class 4 8.625% Notes Claims votes to accept and does not object to the Plan; (d) the 8.625% Notes Trustee, in its capacity as such; (e) the AcqCo Noteholders, in their capacity as such; (f) the AcqCo Notes Trustee, in its capacity as such; (g) the Holders of HoldCo Interests, in their capacity as such; (h) the Committee; and (i) the DIP Lenders, in their capacity as such; (j) with respect to each of the foregoing entities in clauses (a) through (i), such Entity’s current and former affiliates, subsidiaries, officers, directors, principals, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such; and (k) the Debtors’ current and former affiliates, subsidiaries, officers, directors, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case in their capacity as such.

118. “Releasing Parties” means each of the following in its capacity as such: (a) those Holders of Claims that are deemed to accept the Plan; (b) all Holders of Claims who vote to accept the Plan; and (c) all Holders in voting classes who abstain from voting on the Plan and who do not opt out of the releases provided by the Plan.

119. “Reorganized Debtors” means: (a) the Debtors, as reorganized pursuant to and under the Plan or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date; (b) New NBC; (c) New NBC Holdings; and (d) New NBC Opco.

120. “Requisite Consenting 8.625% Noteholders” means two-thirds (2/3) in number of Consenting 8.625% Noteholders.

121. “Requisite Consenting Senior Secured Noteholders” means members of the Senior Secured Notes Steering Committee holding 66 2/3% in aggregate principal amount of the Senior Secured Notes Claims held at such time by the Senior Secured Notes Steering Committee.

122. “Reorganized Debtors Total Enterprise Value” means the value of the Reorganized Debtors in the amount of approximately $220.0 million as of the Effective Date.

123. “Restructuring Documents” means the Plan, the Disclosure Statement, the Plan Supplement, the Amended Plan Support Agreement, the New ABL Facility, the New Money First Lien Term Loan, the New Take-Back Notes, the New Common Equity, the New Warrants, and the various agreements and other documentation formalizing the Plan.

124. “Restructuring Transactions” means those mergers, amalgamations, consolidations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors determine to be necessary, and are reasonably satisfactory in form and Substance to the Senior Secured Notes Steering Committee to implement the Plan.

125. “Restructuring Transactions Memorandum” means the memorandum describing the Restructuring Transactions, including those inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, transfers, conversions, dispositions, liquidations, dissolutions, or other corporate transactions that the Debtors or the Reorganized Debtors may determine to be necessary to implement the Restructuring Transactions and to effect a restructuring of a Debtor’s business or a restructuring of the overall corporate structure of the Reorganized Debtors, which will be included in the Plan Supplement, and which shall be reasonably satisfactory in form and substance to the Senior Secured Notes Steering Committee.

126. “Schedules” means the schedules of assets and liabilities, schedules of Executory Contracts or Unexpired Leases, and statement of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code, the official bankruptcy forms, and the Bankruptcy Rules, as they may be amended, modified, or supplemented from time to time.

127. “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed as such pursuant to the Plan.

128. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, together with the rules and regulations promulgated thereunder.

129. “Security” means a security as defined in section 2(a)(1) of the Securities Act.

130. “Senior Secured Notes” means the $200 million 10% senior secured notes due December 1, 2011, issued by NBC pursuant to the Senior Secured Notes Indenture.

131. “Senior Secured Notes Claims” means any Claim derived from or based upon the Senior Secured Notes.

132. “Senior Secured Notes Indenture” means that certain indenture, dated October 2, 2009, by and among NBC, all of NBC’s affiliates, as guarantors, and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee and collateral agent.

133. “Senior Secured Notes Steering Committee” means those certain members of the Ad Hoc Group of Senior Secured Noteholders that are party to the Plan Support Agreement and Amended Plan Support Agreement.

134. “Senior Secured Notes Trustee” means Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee and collateral agent under the Senior Secured Notes Indenture.

135. “Shareholders Agreement” means the shareholders agreement, if any, to be implemented on the Effective Date, the form of which shall be included in the Plan Supplement and shall be reasonably satisfactory in form and substance to the Ad Hoc Group of Senior Secured Noteholders and the Consenting 8.625% Noteholders.

136. “Stipulation” means that certain Stipulation, Agreement, and Final Order Granting Adequate Protection Under Sections 361, 362, 363, and 507 of the Bankruptcy Code [Docket No. 78], entered by the Bankruptcy Court on June 30, 2011, as amended or modified by order of the Bankruptcy Court.

137. “Subordinated Securities Claim” means a Claim of the type described in and subject to subordination pursuant to section 510(b) of the Bankruptcy Code.

138. “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

139. “Unimpaired” means, with respect to a Class of Claims or Interests, a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

140. “U.S. Trustee” means the Office of the U.S. Trustee for the District of Delaware.

141. “Unsecured Claim” means any Claim that is not a Secured Claim.

142. “Weston Presidio” means a group of jointly managed private equity funds, including Weston Presidio Capital, III, L.P., Weston Presidio Capital IV, L.P., WPC Entrepreneur Fund, L.P., and WPC Entrepreneur Fund II, L.P.

B.	Rules of Interpretation.

For purposes of the Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (3) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, whether or not Filed, having been Filed or to be Filed shall mean that document, schedule, or exhibit, as it may thereafter be amended, modified, or supplemented; (4) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (5) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (6) unless otherwise specified, all references herein to exhibits are references to exhibits in the Plan Supplement; (7) unless otherwise specified, the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (8) subject to the provisions of any contract, certificate of incorporation, by-law, instrument, release, or other agreement or document entered into in connection with the Plan, the rights and obligations arising pursuant to the Plan shall be governed by, and construed and enforced in accordance with the applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (9) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (10) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (11) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (12) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (13) all references to statutes, regulations, orders, rules of courts, and the like shall mean as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; and (14) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity. Except as otherwise specifically provided in the Plan to the contrary, references in the Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

C.	Computation of Time.

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, not incorporated in Delaware shall be governed by the laws of the state of incorporation of the relevant Debtor or the Reorganized Debtors, as applicable.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III hereof.

A.	Administrative Claims.

1.	General Administrative Claims.

Except as specified in this Article II hereof, unless otherwise agreed to by the Holder of a General Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed General Administrative Claim will receive, in full satisfaction of its General Administrative Claim, Cash equal to the amount of such Allowed General Administrative Claim either: (a) on the Effective Date; (b) if the General Administrative Claim is not Allowed as of the Effective Date, 30 days after the date on which an order allowing such General Administrative Claim becomes a Final Order, or as soon thereafter as reasonably practicable; or (c) if the Allowed General Administrative Claims are based on liabilities incurred by the Debtors in the ordinary course of their business during the Postpetition Period, pursuant to the terms and conditions of the particular transaction giving rise to such Allowed General Administrative Claims, without any further action by the Holders of such Allowed General Administrative Claims. All fees and disbursements payable under the Stipulation shall be paid in accordance with the terms thereof.

2.	Professional Compensation.

(a)	Final Fee Applications.

All final requests for payment of Professional Fee Claims, including the Holdback Amount and Professional Fee Claims incurred during the period from Petition Date through the Effective Date, must be filed with the Bankruptcy Court and served on the Reorganized Debtors no later than 30 days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court in the Chapter 11 Cases, the allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court, and then promptly paid by the Reorganized Debtors.

(b)	Payment of Interim Amounts.

Subject to the Holdback Amount, on the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall pay all amounts owing to Professionals for all outstanding amounts payable in accordance with the Professional Fee Order relating to prior periods through the Effective Date. To receive payment, on or before the Effective Date, each Professional shall submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order.

(c)	Post-Effective Date Fees and Expenses.

Except as otherwise specifically provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Reorganized Debtors. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

B.	DIP Claims.

Except to the extent that a Holder of an Allowed DIP Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed DIP Claim, each such Allowed DIP Claim shall be paid in full in Cash by the Debtors on the Effective Date.

C.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code.

D.	Indenture Trustee Fees.

On the Effective Date, the Reorganized Debtors shall pay in Cash the Indenture Trustee Fees, without the need for the Indenture Trustees to file fee applications with the Bankruptcy Court; provided, however, that (i) the Indenture Trustees shall provide the Debtors, the Senior Secured Notes Steering Committee, the U.S. Trustee, and the Committee with the invoices for which it seeks payment at least 10 days prior to the Effective Date; and (ii) the Debtors, the Senior Secured Notes Steering Committee, the U.S. Trustee and the Committee do not object to the reasonableness of the Indenture Trustee Fees. To the extent that the Debtors, the Senior Secured Notes Steering Committee, the U.S. Trustee, or the Committee object to the reasonableness of any portion of the Indenture Trustee Fees, the Reorganized Debtors shall not be required to pay such Disputed portion until either such objection is resolved or a further order of the Bankruptcy Court is entered providing for payment of such Disputed portion. Notwithstanding anything in the Plan to the contrary, each Indenture Trustee Charging Lien shall be discharged solely upon payment of any fees and expenses due to any Indenture Trustee under an applicable Indenture in full and the termination of such Indenture Trustee’s duties under the applicable Indenture. Nothing in the foregoing shall in any way limit, impair, or affect the rights of the Senior Secured Notes Trustee under the Senior Secured Notes Indenture to the reimbursement of costs, including the reimbursement of the reasonable compensation and expenses, disbursements and advances of the Senior Secured Notes Trustee’s agents, counsel, accountants, and experts.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Classification of Claims and Interests.

Claims and Interests, except for Administrative Claims and Priority Tax Claims, are classified in the Classes set forth in this Article III. A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

1.	Substantive Consolidation of the Debtor Estates.

Pursuant to Article IV.A hereof, the Plan provides for the consensual substantive consolidation of the Estates into a single Estate for all purposes associated with Confirmation and Consummation. As a result of the substantive consolidation of the Estates, each Class of Claims and Interests will be treated as against a single consolidated Estate without regard to the separate identification of the Debtors.

2.	Class Identification.

The classification of Claims and Interests against the Debtors pursuant to the Plan is as follows:

Class	Claims and Interests	Status	Voting Rights

Class 1	Senior Secured Notes Claims	Impaired	Entitled to Vote

Class 2	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 3	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class	Claims and Interests	Status	Voting Rights

Class 4	8.625% Notes Claims	Impaired	Entitled to Vote

Class 5	General Unsecured Claims	Impaired	Entitled to Vote

Class 6	AcqCo Notes Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

Class 7	Intercompany Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 8	Intercompany Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)

Class 9	HoldCo Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

Class 10	Subordinated Securities Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

B.	Treatment of Claims and Interests.

1.	Class 1—Senior Secured Notes Claims.

(a)	Classification: Class 1 consists of all Senior Secured Notes Claims.

(b)	Allowance: The Senior Secured Notes Claims are allowed in the full principal amount of $200,000,000 plus (i) all accrued and unpaid interest, including interest accruing on and after the Petition Date, and interest on overdue installments of interest, and (ii) any other reasonable fees, costs, or charges each as provided for under the Senior Secured Notes Indenture.

(c)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Claim in Class 1 agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 1, each such Holder thereof shall receive (i) its Pro Rata share of 100% of the New Common Equity subject to dilution from the Management Equity Incentive Plan and New Warrants; (ii) its Pro Rata share of the New Take-Back Notes; and (iii) the right to participate in the New Money First Lien Term Loan on a Pro Rata basis, based on such Holder’s Allowed Senior Secured Notes Claims.

(d)	Voting: Class 1 is Impaired under the Plan. Holders of Allowed Claims in Class 1 are entitled to vote to accept or reject the Plan.

2.	Class 2—Other Secured Claims.

(a)	Classification: Class 2 consists of all Other Secured Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Claim in Class 2 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 2, each such Holder shall receive, at the option of the Debtors, either:

(i)	payment in full in cash;

(ii)	delivery of collateral securing any such Claim and payment of any interest required under section 506(b) of the Bankruptcy Code;

(iii)	reinstatement of such Other Secured Claims; or

(iv)	other treatment rendering such Claim Unimpaired.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Claims in Class 2 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

3.	Class 3—Other Priority Claims

(a)	Classification: Class 3 consists of all Other Priority Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Claim in Class 3 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 3, each such Holder shall receive, at the option of the Debtors, either:

(i)	payment in full in cash; or

(ii)	other treatment rendering such Claim Unimpaired.

(c)	Voting: Class 3 is Unimpaired under the Plan. Holders of Claims in Class 3 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

4.	Class 4—8.625% Notes Claims.

(a)	Classification: Class 4 consists of all 8.625% Notes Claims.

(b)	Allowance: The 8.625% Notes Claims shall be allowed in an aggregate amount equal to approximately $179,234,636.42.

(c)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Claim in Class 4 agrees to a less favorable treatment of its Allowed Claim, in full and final satisfaction, settlement, release, and discharge of and in exchange for each Allowed Claim in Class 4, to the extent that Class 4 votes to accept the Plan and only if no Consenting 8.625% Noteholder objects to the Plan, each Holder of 8.625% Notes Claims shall receive its Pro Rata share of the New Warrants.

(d)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed Claims in Class 4 are entitled to vote to accept or reject the Plan.

5.	Class 5—General Unsecured Claims.

(a)	Classification: Class 5 consists of all General Unsecured Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Claim in Class 5 agrees to a less favorable treatment of its Allowed Claim or has been paid prior to the Effective Date, each Holder of an Allowed Class 5 Claim shall receive a cash payment in an amount equal to 4% of each such Holder’s Allowed Class 5 Claim.

(c)	Voting: Class 5 is Impaired under the Plan. Holders of Allowed Claims in Class 5 are entitled to vote to accept or reject the Plan.

6.	Class 6—AcqCo Notes Claims.

(a)	Classification: Class 6 consists of all AcqCo Notes Claims.

(b)	Treatment: On the Effective Date, all Claims in Class 6 shall be cancelled without any distribution on account of such Claims.

(c)	Voting: Class 6 is Impaired under the Plan. Holders of Claims in Class 6 are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

7.	Class 7—Intercompany Claims.

(a)	Classification: Class 7 consists of all Intercompany Claims.

(b)	Treatment: Intercompany Claims shall be, at the Debtors’ or Reorganized Debtors’ option, either (i) Reinstated as of the Effective Date or (ii) cancelled without any distribution on account of such Claims.

(c)	Voting: Class 7 is Unimpaired under the Plan. Holders of Claims in Class 7 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

8.	Class 8—Intercompany Interests.

(a)	Classification: Class 8 consists of all Intercompany Interests.

(b)	Treatment: Intercompany Interests shall be, at the Debtors’ or Reorganized Debtors’ option, either (i) Reinstated as of the Effective Date or (ii) cancelled without any distribution on account of such Interests.

(c)	Voting: Class 8 is Unimpaired under the Plan. Holders of Interests in Class 8 are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

9.	Class 9—HoldCo Interests.

(a)	Classification: Class 9 consists of all HoldCo Interests.

(b)	Treatment: On the Effective Date, all Interests in Class 9 shall be cancelled without any distribution on account of such Claims.

(c)	Voting: Class 9 is Impaired under the Plan. Holders of Claims in Class 9 are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

10.	Class 10—Subordinated Securities Claims.

(a)	Classification: Class 10 consists of all Subordinated Securities Claims.

(b)	Treatment: On the Effective Date, all Claims in Class 10 shall be cancelled without any distribution on account of such Claims.

(c)	Voting: Class 10 is Impaired under the Plan. Holders of Claims in Class 10 are conclusively presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ rights in respect of any Unimpaired Claims, including, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims.

D.	Acceptance or Rejection of the Plan.

1.	Voting Classes.

Classes 1, 4, and 5 are Impaired under the Plan. The Holders of Claims and Interests in such Classes are entitled to vote to accept or reject the Plan.

2.	Presumed Acceptance of the Plan.

Classes 2, 3, 7, and 8 are Unimpaired under the Plan. The Holders of Claims and Interests in such Classes are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

3.	Presumed Rejection of Plan.

Classes 6, 9, and 10 are Impaired and shall receive no distribution under the Plan. The Holders of Claims and Interests in such Classes are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject the Plan.

E.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by Classes 1, 4, or 5. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests.

F.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

G.	Subordinated Claims.

The allowance, classification, and treatment of all Allowed Claims and Allowed Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Substantive Consolidation.

The Plan shall serve as a motion by the Debtors seeking entry of a Bankruptcy Court order substantively consolidating all of the Estates and its subsidiaries into a single consolidated Estate for all purposes associated with Confirmation and Consummation.

If substantive consolidation of all of the Estates is ordered, then on and after the Effective Date, all assets and liabilities of the Debtors shall be treated as though they were merged into the Estate of NBC for all purposes associated with Confirmation and Consummation, and all guarantees by any Debtor of the obligations of any other Debtor shall be eliminated so that any Claim and any guarantee thereof by any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor shall be treated as one collective obligation of the Debtors. Substantive consolidation shall not affect the legal and organizational structure of the Reorganized Debtors’ Entities or their separate corporate existences or any prepetition or postpetition guarantees, Liens, or security interests that are required to be maintained under the Bankruptcy Code, under the Plan, any contract, instrument, or other agreement or document pursuant to the Plan (including the New ABL Facility, New Money First Lien Term Loan, New Take-Back Notes, New Warrants, Registration Rights Agreement, or Shareholders Agreement, or the identity of the New Board and management), or, in connection with contracts or leases that were assumed or entered into during the Chapter 11 Cases. Any alleged defaults under any applicable agreement with the Debtors, the Reorganized Debtors, or their Affiliates arising from substantive consolidation under the Plan shall be deemed cured as of the Effective Date.

Notwithstanding the substantive consolidation provided for herein, nothing shall affect the obligation of each and every Debtor to pay Quarterly Fees to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930 until such time as a particular case is closed, dismissed, or converted.

B.	General Settlement of Claims and Interests.

As discussed in detail in the Disclosure Statement and as otherwise provided herein, pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Allowed Interests in any Class are intended to be and shall be final.

C.	Restructuring Transactions.

On the Effective Date, the applicable Debtors or the Reorganized Debtors shall enter into the Restructuring Transactions in a form and substance reasonably satisfactory to the Senior Secured Notes Steering Committee, and shall take any actions as may be necessary to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided therein. The Restructuring Transactions may include one or more inter-company mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, or other corporate transactions as may be determined by the Debtors to be necessary, and in form and substance reasonably satisfactory to the Senior Secured Notes Steering Committee. The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; and (4) all other actions that the applicable Entities determine to be necessary, including making filings or recordings that may be required by applicable law in connection with the Plan.

The terms of the Restructuring Transactions shall be structured to preserve favorable tax attributes of the Debtors and to minimize taxes payable by the Ad Hoc Group of Senior Secured Noteholders to the extent practicable and in a manner reasonably satisfactory to the Senior Secured Notes Steering Committee.

D.	Continued Corporate Existence, Vesting of Assets in the Reorganized Debtors, and Mergers.

On the Effective Date, the New Board shall be established, and the Reorganized Debtors, as applicable, shall adopt their New Organizational Documents and the Management Equity Incentive Plan. Reorganized Debtors shall be authorized to adopt any other agreements, documents, and instruments and to take any other actions contemplated under the Plan as necessary to consummate the Plan.

On the Effective Date or as soon as practicable thereafter, the Debtors or Reorganized Debtors shall consummate, pursuant to section 1123(a)(5)(D) of the Bankruptcy Code, those transactions and sales of property set forth in the Plan Supplement.

E.	Existing Letters of Credit.

On the Effective Date all Existing Letters of Credit shall be replaced or cash collateralized (in Cash in an amount equal to 101% of the face amount of such Existing Letters of Credit).

F.	Sources of Consideration for Plan Distributions.

The Reorganized Debtors shall fund distributions under the Plan with Cash on hand, including Cash from operations, the New ABL Facility, the New Money First Lien Term Loan, New Take-Back Notes, the New Common Equity, and the New Warrants.

On the Effective Date, New NBC shall issue or reserve for issuance all securities required to be issued pursuant hereto.

1.	New ABL Facility.

On the Effective Date, the Reorganized Debtors will obtain access to the New ABL Facility, which shall be reasonably satisfactory in form and substance to the Senior Secured Notes Steering Committee. Confirmation shall be deemed approval of New ABL Facility (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith) and authorization for the Reorganized Debtors to enter into and execute New ABL Facility documents, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate such New ABL Facility.

2.	New Money First Lien Term Loan.

On the Effective Date, the Reorganized Debtors will obtain access to the New Money First Lien Term Loan, which shall be in accordance with Exhibit A and reasonably satisfactory in form and substance to the Backstop Parties (as defined in the New Money First Lien Term Loan) and Ad Hoc Group of Senior Secured Noteholders. Confirmation shall be deemed approval of New Money First Lien Term Loan (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith) and authorization for the Reorganized Debtors to enter into and execute the New Money First Lien Term Loan documents, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate such New Money First Lien Term Loan, which modifications must be in form and substance reasonably satisfactory to the Backstop Parties.

The Plan contemplates that the Debtors may implement the New Money First Lien Term Loan Offering through which the Senior Secured Noteholders will be entitled to contribute their Pro Rata share based on the amount of their Allowed Senior Secured Notes Claims to the New Money First Lien Term Loan. To the extent certain of the Senior Secured Noteholders opt not to contribute their Pro Rata share of Cash to the New Money First Lien Term Loan, the Backstop Parties will provide sufficient cash for the New Money First Lien Term Loan to be fully funded.

3.	Issuance of New Take-Back Notes.

On the Effective Date, the Reorganized Debtors shall issue the New Take-Back Notes to the Senior Secured Noteholders, which shall be on the terms set forth on Exhibit B and reasonably satisfactory in form and substance to the Senior Secured Notes Steering Committee. Confirmation shall be deemed approval of the New Take-Back Notes (including the transactions contemplated thereby, and all actions to be taken, undertakings to be made, and obligations to be incurred by the Reorganized Debtors in connection therewith) and authorization for the Reorganized Debtors to enter into and execute New Take-Back Notes documents, subject to such modifications as the Reorganized Debtors may deem to be reasonably necessary to consummate such New Take-Back Notes, which modifications must be in form and substance reasonably satisfactory to the Senior Secured Notes Steering Committee.

4.	Issuance of New Common Equity.

The issuance of the New Common Equity, including options, or other equity awards, if any, reserved for the Management Equity Incentive Plan, by New NBC is authorized without the need for any further corporate action or without any further action by the Holders of Claims or Interests. New NBC shall be authorized to issue a certain number of shares of New Common Equity pursuant to its New Organizational Documents. On the Effective Date, the Debtors shall issue all securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan.

All of the shares of New Common Equity issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance. For purposes of distribution, the New Common Equity shall be deemed to have the value assigned to it based upon, among other things, the Reorganized Debtors Total Enterprise Value, regardless of the date of distribution.

The Holders of New Common Equity and Holders of New Warrants may be parties to the Shareholders Agreement, which shall be reasonably satisfactory to the Senior Secured Notes Steering Committee.

The holders of New Common Equity and the Debtors shall be parties to the Registration Rights Agreement, which shall be reasonably satisfactory to the Senior Secured Notes Steering Committee, obligating the Reorganized Debtors to register for resale certain shares of the New Common Equity under the Securities Act in accordance with the terms set forth in such agreement.

5.	Issuance of New Warrants.

If Class 4 votes to accept the Plan and does not object to the Plan, New NBC shall issue the New Warrants to the Holders of Claims in Class 4. All of the New Warrants issued pursuant to the Plan shall be duly authorized, validly issued, fully paid, and non-assessable.

Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

G.	Intercompany Account Settlement.

The Debtors and the Reorganized Debtors, as applicable, will be entitled to transfer funds between and among themselves as they determine to be necessary to enable the Reorganized Debtors to satisfy their obligations under the Plan. Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

H.	Corporate Existence.

Except as otherwise provided in the Plan, each Debtor shall continue to exist after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state, provincial, or federal law).

I.	Vesting of Assets in the Reorganized Debtors.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the New ABL Facility, New Money First Lien Term Loan, New Take-Back Notes, and the Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan). On and after the Effective Date, except as otherwise provided in the Plan, each of the Reorganized Debtors may operate their business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

J.	Cancellation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, and other documents evidencing Claims or Interests, including 8.625% Notes Claims, AcqCo Notes Claims, Senior Secured Notes Claims, Subordinated Securities Claims, and credit agreements, shall be deemed cancelled and surrendered without any need for a Holder to take further action with respect to any note(s) or security and the obligations of the Debtors or Reorganized Debtors, as applicable, thereunder or in any way related thereto shall be deemed satisfied in full and discharged, and the Indenture Trustees shall be released from all duties thereunder; provided, however, that notwithstanding Confirmation or Consummation, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of (i) allowing Holders to receive distributions under the Plan and (ii) allowing the Indenture Trustees to make the distributions to be made on account of the Senior Secured Notes and the 8.625% Notes, as applicable, (iii) permitting the Indenture Trustees to assert their respective Indenture Trustee Charging Liens against such distributions under the Plan for payment of the Indenture Trustee Fees; provided, further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Reorganized Debtors, as applicable, provided further, however, that the foregoing shall not affect the cancellation of shares issued pursuant to the Restructuring Transactions nor any other shares held by one Debtor in the capital of another Debtor. Subject to the preceding sentence of this Article IV.J, the Indenture Trustees and their agents, successors, and assigns shall be discharged of all of their obligations associated with the Indentures, as applicable, and shall be released from all claims related to such obligations.

K.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Plan shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the agreements with existing management; (2) selection of the directors and officers for the Reorganized Debtors; (3) the distribution of the New Common Equity; (4) implementation of the Restructuring Transactions as set forth in the Restructuring Transactions Memorandum; (5) adoption of the Management Equity Incentive Plan; (6) issuance of the New Take-Back Notes; (7) issuance of the New Warrants; (8) entry into the New ABL Facility; (9) entry into the New Money First-Lien Term Loan; (10) adoption of the Shareholders Agreement and Registration Rights Agreement; and (11) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New ABL Facility, New Money First Lien Term Loan, New Take-Back Notes Indenture, New Warrants, Shareholders Agreement, and Registration Rights Agreement, as applicable, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.K shall be effective notwithstanding any requirements under non-bankruptcy law. The issuance of the New Common Equity shall be exempt from the requirements of section 16(b) of the Securities Exchange Act of 1934 (pursuant to Rule 16b-3 promulgated thereunder) with respect to any acquisition of such securities by an officer or director (or a director deputized for purposes thereof) as of the Effective Date.

L.	New Organizational Documents.

On or immediately prior to the Effective Date, the New Organizational Documents shall be drafted or amended, as applicable, in a manner, form and substance reasonably satisfactory to the Debtors and the Senior Secured Notes Steering Committee. Each of the Reorganized Debtors will file its New Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in its respective state, province, or country of incorporation in accordance with the corporate laws of the respective state, province, or country of incorporation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of non-voting equity securities. After the Effective Date, the Reorganized Debtors may amend and restate their respective New Organizational Documents and other constituent documents as permitted by the laws of their respective state, province, or country of incorporation and its respective New Organizational Documents.

M.	Directors and Officers of the Reorganized Debtors.

As of the Effective Date, the term of the current members of the board of directors of the Debtors shall expire, and the initial boards of directors, including the New Board, and the officers of each of the Reorganized Debtors shall be appointed in accordance with the respective New Organizational Documents. The New Board shall consist of seven members, and shall include: (a) the Chief Executive Officer of the Debtors; (b) four members to be selected by the Senior Secured Notes Steering Committee as follows: (i) three members to be appointed by Mast and (ii) one member to be jointly appointed by the other members of the Senior Secured Notes Steering Committee; and (c) two members to be independent directors, unanimously approved by the Senior Secured Notes Steering Committee and the Debtors’ Chief Executive Officer. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtors will disclose in advance of the Confirmation Hearing the identity and affiliations of any Person proposed to serve on the initial board of directors or be an officer of each of the Reorganized Debtors. To the extent any such director or officer of the Reorganized Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and other constituent documents of the Reorganized Debtors.

N.	Effectuating Documents; Further Transactions.

On and after the Effective Date, the Reorganized Debtors, and the officers and members of the boards of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary to effectuate, implement, and further evidence the terms and conditions of the Plan and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

O.	Section 1146 Exemption.

Pursuant to section 1146 of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

P.	Director and Officer Liability Insurance.

On or before the Effective Date, the Reorganized Debtors will obtain sufficient liability insurance policy coverage for the five-year period following the Effective Date for the Debtors’ current and former directors and officers serving from and after the Petition Date.

Q.	Management Equity Incentive Plan.

On the Effective Date, the Debtors shall adopt the Management Equity Incentive Plan. The Management Equity Incentive Plan will cover 10% of the fully-diluted shares of New Common Equity in the Reorganized Debtors. On the Effective Date, the Management Equity Incentive Plan will provide for the issuance of 4% of the fully-diluted New Common Equity of the Reorganized Debtors, which will vest in four equal annual installments on each of the first four anniversaries of the Effective Date. The Chief Executive Officer will determine individual awards, in his discretion, based on a range (such range subject to the consent of the Senior Secured Notes Steering Committee, with such consent not to be unreasonably withheld). The Management Equity Incentive Plan will provide for the issuance to management upon the Effective Date of 2% of the fully-diluted New Common Equity of the Reorganized Debtors in the form of stock options, exercisable at Plan value, and will vest and become exercisable in annual installments, as determined by the New Board over a period that will not exceed four years. The New Board, in its sole discretion, will determine all remaining awards.

The Management Equity Incentive Plan will also provide for the issuance to management of 1% of the fully-diluted New Common Equity of the Reorganized Debtors upon the occurrence of a non-affiliate change of control event (“CIC Grant”), solely to management members existing as of the Effective Date and still employed by the Reorganized Debtors as of the occurrence of the change of control event, provided, however, that such award shall only be triggered if the New Take-Back Notes remain extant at the time of said change of control event. The Reorganized Debtors will determine the allocation of the CIC Grant among management. There shall, however, be no reallocation of a prospective recipient’s award among remaining management at such time as a prospective recipient leaves the employ of the Reorganized Debtors, and his/her prospective award is forfeited. Such award shall also be reduced Pro Rata if the non-affiliate change of control premium is lowered prior to the occurrence of a change of control event.

R.	Employee and Retiree Benefits.

In consideration for releasing all Claims and Interests, all employees that are party to employment, retirement, indemnification, and other agreements or arrangements with the Debtors in place as of the Effective Date, including the Debtors’ officers, directors, or employees, who will continue in such capacities or similar capacities after the Effective Date, or are party to variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees identified as key leaders, top level managers, or sales leaders shall either: (a) have their current agreements assumed pursuant to the Plan; or (b) receive new employment agreements with the Reorganized Debtors, which shall have economic terms that are not less favorable to such employee than such employee’s current employment agreement, in form and substance reasonably satisfactory to the Senior Secured Notes Steering Committee or New Board, as applicable.

S.	Preservation of Causes of Action.

In accordance with section 1123(b) of the Bankruptcy Code, but subject to Article VIII hereof, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the following Causes of Action, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date: (i) the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII; and (ii) all Causes of Action that arise under (A) sections 544, 547, and 548 of the Bankruptcy Code and (B) state fraudulent conveyance law, in each case, solely related to payments made in the 90 days prior to the Petition Date. The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against it. The Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain the Causes of Action notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. The applicable Reorganized Debtors, through their authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein, all Executory Contracts or Unexpired Leases, not previously assumed or rejected pursuant to an order of the Bankruptcy Court, will be deemed assumed, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than those Executory Contracts or Unexpired Leases that: (1) previously were assumed or rejected by the Debtors; (2) are identified on the Rejected Executory Contract and Unexpired Lease List; (3) are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Confirmation Date; or (4) are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and the rejection of the Executory Contracts or Unexpired Leases listed on the Rejected Executory Contract and Unexpired Lease List pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the schedules of Executory Contracts and Unexpired Leases identified in this Article V and in the Plan Supplement at any time through and including 45 days after the Effective Date.

B.	Indemnification Obligations.

All indemnification provisions, consistent with applicable law, currently in place (whether in the by-laws, certificates of incorporation, board resolutions, indemnification agreements, or employment contracts) for the current and former directors, officers, employees (each of the foregoing serving in such capacity after the Petition Date), attorneys, accountants, investment bankers, and the Debtors shall be assumed by the applicable Debtor, effective as of the Effective Date, pursuant to sections 365 and 1123 of the Bankruptcy Code, to the extent such Indemnification Obligation is executory, unless such Indemnification Obligation previously was rejected by the Debtors pursuant to a Final Order or is the subject of a motion to reject pending on the Effective Date. Each Indemnification Obligation that is assumed, deemed assumed, honored, or reaffirmed shall remain in full force and effect, shall not be modified, reduced, discharged, impaired, or otherwise affected in any way, and shall survive Unimpaired and unaffected, irrespective of when such obligation arose.

C.	Claims Based on Rejection of Executory Contracts or Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be filed with the Bankruptcy Court within 30 days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, (2) the effective date of such rejection, or (3) the Effective Date. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not filed with the Bankruptcy Court within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or the Reorganized Debtors, the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules or a Proof of Claim to the contrary. All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III.B.5 hereof.

D.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. At least ten days prior to the Confirmation Hearing, the Debtors shall provide for notices of proposed assumption and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be filed, served, and actually received by the Debtors at least three days prior to the Confirmation Hearing. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

E.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases.

F.	Insurance Policies.

Each of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan, on the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims.

G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

H.	Reservation of Rights.

Neither the exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease List, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Reorganized Debtors has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Reorganized Debtors, as applicable, shall have 30 days following entry of a Final Order resolving such dispute to alter its treatment of such contract or lease.

I.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

J.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtors liable thereunder in the ordinary course of their business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

Unless otherwise provided in the Plan, on the Effective Date (or if a Claim is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes an Allowed Claim or Allowed Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Interests shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Allowed Interests in the applicable Class. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Disputed Interests, distributions on account of any such Disputed Claims or Disputed Interests shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Disbursing Agent.

All distributions under the Plan shall be made by the Disbursing Agent on the Effective Date. The Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

C.	Rights and Powers of Disbursing Agent.

1.	Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof.

2.	Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.	Record Date for Distribution.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date.

2.	Delivery of Distributions in General.

Except as otherwise provided herein, the Reorganized Debtors shall make distributions to Holders of Allowed Claims and Allowed Interests as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution; provided, however, that the manner of such distributions shall be determined at the discretion of the Reorganized Debtors; provided further, however, that the address for each Holder of an Allowed Claim shall be deemed to be the address set forth in any Proof of Claim Filed by that Holder.

3.	Minimum Distributions.

No fractional shares of New Common Equity shall be distributed and no Cash shall be distributed in lieu of such fractional amounts. When any distribution pursuant to the Plan on account of an Allowed Claim or Allowed Interest would otherwise result in the issuance of a number of shares of New Common Equity that is not a whole number, the actual distribution of shares of New Common Equity shall be rounded as follows: (a) fractions of one-half ( 1/2) or greater shall be rounded to the next higher whole number and (b) fractions of less than one-half ( 1/2) shall be rounded to the next lower whole number with no further payment therefore. The total number of authorized shares of New Common Equity to be distributed to holders of Allowed Claims and Allowed Interests shall be adjusted as necessary to account for the foregoing rounding.

4.	Undeliverable Distributions and Unclaimed Property.

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one year from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim of any Holder to such property or Interest in property shall be discharged and forever barred.

E.	Manner of Payment.

1. All distributions of the New Common Equity to the Holders of Claims and Interests under the Plan shall be made by the Disbursing Agent on behalf of Reorganized Debtors.

2. All distributions of the New Money First Lien Term Loan, New Take-Back Notes, and New Warrants, as applicable, to the Holders of Claims under the Plan shall be made by the Disbursing Agent on behalf of the Reorganized Debtors.

3. All distributions of Cash to the Holders of Claims and Interests under the Plan shall be made by the Disbursing Agent on behalf of the applicable Debtor.

4. At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

F.	Section 1145 Exemption.

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, and distribution of the New Common Equity, the New Take-Back Notes, the New Money First Lien Term Loan, and the New Warrants, as contemplated by Article III.B hereof to Classes 1 and 4, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities. In addition, under section 1145 of the Bankruptcy Code, such New Common Equity will be freely tradable in the U.S. by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with applicable securities laws and any rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the Shareholders Agreement, Registration Rights Agreement, and the Reorganized Debtors’ New Organizational Documents.

G.	Compliance with Tax Requirements.

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

H.	Allocations.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

I.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan, or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims against the Debtors, and no Holder of a Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such Claim. For the avoidance of doubt, Holders of Senior Secured Notes Claims are entitled to postpetition interest pursuant to the Stipulation and shall be paid in accordance with the terms thereof.

J.	Setoffs and Recoupment.

The Debtors may, but shall not be required to, setoff against or recoup from any Claims of any nature whatsoever that the Debtors may have against the claimant, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such Claim it may have against the Holder of such Claim.

K.	Claims Paid or Payable by Third Parties.

1.	Claims Paid by Third Parties.

The Debtors or the Reorganized Debtors, as applicable, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or a Reorganized Debtor. Subject to the last sentence of this paragraph, to the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, the applicable portion of such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT,

UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Allowance of Claims.

After the Effective Date, each the Reorganized Debtors shall have and retain any and all rights and defenses such Debtor had with respect to any Claim or Interest immediately prior to the Effective Date.

B.	Claims Administration Responsibilities.

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority: (1) to File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) to settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) to administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

C.	Estimation of Claims and Interests.

Before or after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim or Disputed Interest that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim or Interest, including during the litigation of any objection to any Claim or Interest or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim or Interest that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, that estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the relevant Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

D.	Adjustment to Claims or Interests without Objection.

Any Claim or Interest that has been paid or satisfied, or any Claim or Interest that has been amended or superseded, may be adjusted or expunged on the Claims Register by the Reorganized Debtors without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

E.	Time to File Objections to Claims.

Any objections to Claims shall be Filed on or before the later of (1) the date that is 180 days after the Effective Date and (2) such date as may be fixed by the Bankruptcy Court, after notice and a hearing, upon motion filed before the date that is 180 days after the Effective Date.

F.	Disallowance of Claims or Interests.

Any Claims or Interests held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims or Interests may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors. All Claims Filed on account of an indemnification obligation to a director, officer, or employee shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent such indemnification obligation is assumed (or honored or reaffirmed, as the case may be) pursuant to the Plan, without any further notice to or action, order, or approval of the Bankruptcy Court. All Claims Filed on account of an employee benefit shall be deemed satisfied and expunged from the Claims Register as of the Effective Date to the extent the Reorganized Entities elect to honor such employee benefit, without any further notice to or action, order, or approval of the Bankruptcy Court.

Except as provided herein or otherwise agreed, any and all Proofs of Claim filed after the Bar Date shall be deemed disallowed and expunged as of the Effective Date without any further notice to or action, order, or approval of the Bankruptcy Court, and Holders of such Claims may not receive any distributions on account of such Claims, unless on or before the Confirmation Hearing such late Claim has been deemed timely filed by a Final Order.

G.	Amendments to Claims or Interests.

On or after the Effective Date, a Claim or Interest may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim or Interest Filed shall be deemed disallowed in full and expunged without any further action.

H.	No Distributions Pending Allowance.

If an objection to a Claim or Interest or portion thereof is filed as set forth in Article VII.B hereof, no payment or distribution provided under the Plan shall be made on account of such Claim or Interest or portion thereof unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest.

I.	Distributions After Allowance.

To the extent that a Disputed Claim or Disputed Interest ultimately becomes an Allowed Claim or Allowed Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Allowed Interest in accordance with the provisions of the Plan. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim or Interest, without any interest, dividends, or accruals to be paid on account of such Claim or Interest unless required under applicable bankruptcy law (except as required with regard to the Claims in Class 4 of the Plan).

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Proof of Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

B.	Release of Liens.

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to reinstate in accordance with Article III.B.2 hereof, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns.

C.	Releases by the Debtors.

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all claims, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the holder of any claim or interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Restructuring Documents or related agreements, instruments or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence.

D.	Releases by Holders of Claims and Interests.

As of the Effective Date, except as otherwise provided in the Plan, the Releasing Parties are deemed to have released and discharged the Debtors, the Reorganized Debtors, their Estates, and the Released Parties from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Restructuring Documents, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, other than claims or liabilities arising out of or relating to any act or omission of a Released Party that constitutes willful misconduct or gross negligence. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

E.	Exculpation.

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Released Party is hereby released and exculpated from any claim, obligation, Cause of Action, or liability for any Exculpated Claim, except for gross negligence or willful misconduct (including actual fraud), but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation and distribution of the New ABL Facility, the New Money First Lien Term Loan, the New Take-Back Notes, the New Common Equity, and the New Warrants pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

F.	Injunction.

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan (including any obligations under the New ABL Facility, the New Money First Lien Term Loan, the New Take-Back Notes, the New Common Equity, the New Warrants, and documents and instruments related thereto), or Confirmation Order, all Entities who have held, hold, or may hold claims or interests that have been released pursuant to Article VIII.C or Article VIII.D hereof, discharged pursuant to Article VIII.A hereof, or are subject to exculpation pursuant to Article VIII.E hereof are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such claims or interests unless such Entity has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a claim or interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

G.	Protections Against Discriminatory Treatment.

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

H.	Setoffs.

Except as otherwise expressly provided for in the Plan, each Reorganized Debtor pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or the Reorganized Debtors, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to set off any Claim against any claim, right, or Cause of Action of a Debtor or a Reorganized Debtor, as applicable, unless such Holder has timely asserted such setoff right in a document Filed with the Bankruptcy Court explicitly preserving such setoff.

I.	Recoupment.

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

J.	Subordination Rights.

The classification and treatment of all Claims and Interests under the Plan shall conform to and with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and any such rights shall be settled, compromised, and released pursuant to the Plan.

K.	Document Retention.

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

L.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

A.	Conditions Precedent to Confirmation.

It shall be a condition to Confirmation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1. the Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Senior Secured Notes Steering Committee; and

2. the Confirmation Order shall:

(a)	authorize the Debtors and the Reorganized Debtors to take all actions necessary to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan;

(b)	decree that the provisions of the Confirmation Order and the Plan are nonseverable and mutually dependent;

(c)	authorize the Reorganized Debtors to (i) issue the New Common Equity pursuant to the exemption from registration under the Securities Act provided by section 1145 of the Bankruptcy Code or other exemption from such registration or pursuant to one or more registration statements, (ii) issue the New Warrants, (iii) issue the New Take-Back Notes, (iv) issue the New Money First Lien Term Notes, and (v) enter into any agreements, transactions, and sales of property as set forth in the Plan Supplement;

(d)	decree that the Confirmation order shall supersede any Bankruptcy Court orders issued prior to the Confirmation Date that may be inconsistent with the Confirmation Order;

(e)	authorize the implementation of the Plan in accordance with its terms; and

(f)	provide that, pursuant to section 1146 of the Bankruptcy Code, the assignment or surrender of any lease or sublease, and the delivery of any deed or other instrument or transfer order, in furtherance of, or in connection with the Plan, including any deeds, bills of sale, or assignments executed in connection with any disposition or transfer of assets contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, or other similar tax (including, any mortgages or security interest filing to be recorded or filed in connection with the New ABL Facility, the New Money First Lien Term Loan, and the New Take-Back Notes, as applicable).

B.	Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of Article IX.C hereof:

1. the Confirmation Order shall (a) have been entered in a form and substance reasonably satisfactory to the Debtors and the Senior Secured Notes Steering Committee;

2. the final version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall have been in a form and substance reasonably satisfactory to the Senior Secured Notes Steering Committee and Filed; provided that the New Warrants, the Registration Rights Agreement, and the Shareholders Agreement, if any, shall also be in form and substance reasonably satisfactory to the Consenting 8.625% Noteholders;

3. all actions, documents, Certificates, and agreements necessary to implement the Plan, including documents contained in the Plan Supplement, shall have been in a form and substance reasonably satisfactory to the Senior Secured Notes Steering Committee and effected or executed and delivered, as the case may be, to the required parties and, to the extent required, Filed with the applicable Governmental Units in accordance with applicable laws;

4. all authorizations, consents, regulatory approvals, rulings, or documents that are necessary to implement and effectuate the Plan shall have been received; and

5. the Debtors shall have entered into the New ABL Facility, the New Money First Lien Term Loan, the New Take-Back Notes Indenture, the New Warrants, the Registration Rights Agreement, and the Shareholders Agreement, as applicable, in a form and substance reasonably satisfactory to the Senior Secured Notes Steering Committee.

C.	Waiver of Conditions.

The conditions to Confirmation and Consummation set forth in this Article IX may be waived only by consent of the Debtors and the Ad Hoc Group of Senior Secured Noteholders without notice, leave, or order of the Bankruptcy Court or any formal action other than proceedings to confirm or consummate the Plan.

D.	Effect of Failure of Conditions.

If Consummation does not occur, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by the Debtors, Holders of Claims, or Holders of Interests or any Causes of Action; (2) prejudice in any manner the rights of the Debtors, any Holders, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by the Debtors, any Holders, or any other Entity in any respect, including with respect to substantive consolidation and similar arguments.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code; provided, that (i) to the extent any such modifications are adverse to the Senior Secured Noteholders, such modifications shall be subject to the consent of the Requisite Consenting Senior Secured Noteholders and the Requisite Consenting 8.625% Noteholders and (ii) to the extent any such modifications are adverse to the 8.625% Noteholders, such modifications shall be subject to the consent of the Requisite Consenting 8.625% Noteholders. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, each of the Debtors expressly reserves its respective rights to revoke or withdraw, or, with the reasonable consent of the Requisite Consenting Senior Secured Noteholders and, to the extent any such modifications are adverse to the 8.625% Noteholders or Senior Secured Noteholders, the Requisite Consenting 8.625% Noteholders, to alter, amend, or modify the Plan with respect to such Debtor, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article X.

B.	Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan.

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims, Interests or Causes of Action; (b) prejudice in any manner the rights of such Debtor or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by such Debtor or any other Entity, including with respect to substantive consolidation and similar arguments.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code to the extent provided under applicable law, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying, or supplementing, after the Effective Date, pursuant to Article V hereof, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7. enter and implement such orders as may be necessary to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan or the Disclosure Statement;

8. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9. grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

10. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11. issue injunctions, enter and implement other orders, or take such other actions as may be necessary to restrain interference by any Entity with Consummation or enforcement of the Plan;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the releases, injunctions, and other provisions contained in Article VIII hereof and enter such orders as may be necessary to implement such releases, injunctions, and other provisions;

13. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K.1 hereof;

14. enter and implement such orders as are necessary if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

16. enter an order or Final Decree concluding or closing the Chapter 11 Cases;

17. adjudicate any and all disputes arising from or relating to distributions under the Plan;

18. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

19. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

20. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with the Plan;

21. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22. hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions and released granted in the Plan, including under Article VIII hereof, regardless of whether such termination occurred prior to or after the Effective Date;

23. except as otherwise limited herein, recover all assets of the Debtors and property of the Estates, wherever located;

24. hear and determine all applications for allowance and payment of Professional Fee Claims;

25. enforce all orders previously entered by the Bankruptcy Court; and

26. hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.B hereof and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents.

On or before the Effective Date, the Debtors, with consent of the Senior Secured Notes Steering Committee, such consent not to be unreasonably withheld, may file with the Bankruptcy Court such agreements and other documents as may be necessary to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, with the consent of the Senior Secured Notes Steering Committee, such consent not to be unreasonably withheld, and all Holders of Claims receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid by each of the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Reorganized Debtors) for each quarter (including any fraction thereof) until the Chapter 11 Cases are converted, dismissed, or closed, whichever occurs first.

D.	Reimbursable Expenses.

On the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall promptly pay in Cash in full all Reimbursable Expenses. All Reimbursable Expenses paid pursuant to the Plan shall not be subject to setoff, recoupment, reduction, or allocation of any kind and shall not require the filing or approval of any fee application.

E.	Statutory Committee and Cessation of Fee and Expense Payment.

On the Effective Date, any statutory committee appointed in the Chapter 11 Cases shall dissolve and members thereof shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases. The Reorganized Debtors shall no longer be responsible for paying any fees or expenses incurred by the members of or advisors to any statutory committees after the Effective Date.

F.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the Filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

G.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

H.	Notices.

All notices, requests, and demands to or upon the Debtors to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

1.	if to the Debtors, to:

Nebraska Book Company, Inc.

4700 South 19th Street,

Lincoln, Nebraska 68512

Attention: Barry S. Major, President and Chief Operating Officer

Email address: bmajor@nebook.com

with copies to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile: (212) 446-4900

Attention: Marc Kieselstein, P.C., Chad J. Husnick, Esq., and Daniel Hodgman, Esq.

E-mail addresses: marc.kieselstein@kirkland.com, chad.husnick@kirkland.com, and

daniel.hodgman@kirkland.com

2.	if to the Ad Hoc Group of Senior Secured Noteholders or a transferee thereof:

Brown Rudnick

One Financial Center

Boston, Massachusetts 02111

Attention: Steven D. Pohl, Esq., and Howard Steel, Esq.

Email address: spohl@brownrudnick.com and hsteel@brownrudnick.com

After the Effective Date, the Debtors have authority to send a notice to Entities that to continue to receive documents pursuant to Bankruptcy Rule 2002, such Entity must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have Filed such renewed requests.

I.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

J.	Entire Agreement.

Except as otherwise indicated, the Plan and the Plan Supplement supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

K.	Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://kccllc.net/nbc or the Bankruptcy Court’s website at www.deb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

L.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

M.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

N.	Closing of Chapter 11 Cases.

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

O.	Waiver or Estoppel.

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

P.	Conflicts.

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control.

Dated: May        , 2012

Respectfully submitted,

NEBRASKA BOOK COMPANY, INC.
(for itself and on behalf of each of its affiliated debtors)

By:
Name: Barry S. Major
Title: President and Chief Operating Officer

Prepared by:

KIRKLAND & ELLIS LLP

601 Lexington Avenue

New York, New York 10022-4611

(212) 446-4800 (telephone)

- and -

PACHULSKI STANG ZIEHL & JONES LLP

919 North Market Street, 17th Floor

Wilmington, Delaware 19899-8705

(302) 652-4100 (telephone)

Counsel to the Debtors and Debtors in Possession

EXHIBIT A

NEW MONEY FIRST LIEN TERM LOAN

Up to $80 Million New Money First Lien Term Loan

•    Up to $80 million (prior to potential adjustment for fees earned in-kind, as described below) New Money First Lien Term Loan, subject only to liens on the collateral securing the New ABL Revolver and customary permitted liens.

•    Participation in the New Money First Lien Term Loan shall be offered to all existing Holders of Senior Secured Notes.

•    The New Money First Lien Term Loan will be fully backstopped.

•    The New Money First Lien Term Loan backstop will be made available to the members of the Senior Secured Notes Steering Committee.

•    As consideration for backstopping the New Money First Lien Term Loan, Backstop Parties shall receive the following from and after execution of a mutually acceptable Backstop Agreement:

•    A Commitment Fee of 1% per month on the total face value of the backstop commitment for each month that the backstop commitment is outstanding, until funding;

•    A Funding Fee of 1% of the aggregate funded amount of the backstop; and

•    Each of the Commitment Fee and Funding Fee shall be payable at closing in kind in first lien debt.

•    The New Money First Lien Term Loan shall have the following terms:

•    3-year maturity;

•    Annual interest rate of 8.00% for year 1, 11.00% for year 2, and 12.00% for year 3;

•    Financial maintenance covenant to be reasonably agreed upon between the Company and the Senior Secured Notes Steering Committee prior to the Confirmation Hearing;

•    Interest paid monthly;

•    Mandatory 100% Excess Cash Flow (“ECF”) sweep to pay principal amount of the New Money First Lien Term Loan (and applied first to any unpaid interest) to be done no less than semi-annually (the “ECF Sweep”);

•    Callable at 100% in year 1, 105% in year 2, and 100% in year 3;

•    First lien on unencumbered collateral not reserved by the ABL facility and second lien on collateral reserved by the ABL facility; and

•    Other terms and conditions that are in form and substance reasonably satisfactory to the Steering Committee members and the Debtors.

EXHIBIT B

NEW TAKE-BACK NOTES

$100 Million New Take-Back Notes

•    New Take-Back Note of $100 million to be distributed on a pro-rata basis to the existing second lien noteholders.

•    Terms and conditions include the following:

•    4-year maturity;

•    Annual interest rate of 15% on a cash pay basis;

•    Interest shall be paid semi-annually;

•    Financial maintenance covenant to be reasonably agreed upon between the Company and the Senior Secured Notes Steering Committee prior to the Confirmation Hearing;

•    Callable at 105% throughout term and at maturity payable at 105;

•    Second lien on unencumbered collateral not reserved by the ABL facility and a third lien on the collateral reserved by ABL facility; Upon repayment in full (not via a refinancing) of the New Money First Lien Term Loan, collateral shall become a first lien on unencumbered collateral not reserved by the ABL facility and a second lien on the collateral reserved by the ABL facility;

•    Covenant of no additional senior secured indebtedness outside of the ABL facility and New Money First Lien Term Loan;

•    Once the New Money First Lien Term Loan is fully redeemed, on a semi-annual basis the ECF Sweep shall be available and offered to repurchase outstanding indebtedness under New Second Lien Take-Back Note at 102.5% of the face value repurchased (the “New Take-Back Note Paydown”) and to make certain Restricted Payments (as will be further defined in substance; the “Restricted Payment Allowance”) in respect of the following ratios of Total Debt to EBITDA (the “Total Leverage Ratio”) (minimum required level of EBITDA subject to discussion):

•    >3.00x: 75% New Take-Back Note Paydown/25% Restricted Payment Allowance

•    2.00x - 3.00x: 50% New Take-Back Note Paydown/50% Restricted Payment Allowance

•    1.50x – 2.00x: 25% New Take-Back Note Paydown/75% Restricted Payment Allowance

•    <1.5x: 15% New Take-Back Note Paydown/85% Restricted Payment Allowance;

•    “Total Leverage Ratio” to include average daily balance of ABL facility;

•    Limitations on the incurrence of debt senior to the New Second Lien Take-Back Note via direct contractual prohibition of new senior indebtedness;

•    Change of control put at 110% for non-affiliates (non-members of the Senior Secured Notes Steering Committee);

•    For transfer to affiliates (Senior Secured Notes Steering Committee members) - 10% premium payable in PIK as of the change of control event (e.g., added to the principal amount of the New Take-Back Note);

•    Company will obtain rating from two credit agencies (presumably S&P and Moody’s); and

•    Other terms and conditions that are in form and substance reasonably satisfactory to the Senior Secured Notes Steering Committee members and the Debtors.

EXHIBIT C

NEW WARRANTS

Warrants

•    New Warrants for 22% of the fully diluted New Common Equity of the Reorganized Debtors shall be distributed to the 8.625% Noteholders. The New Warrants shall be issued in two tranches:

•    7.0% of the fully diluted New Common Equity in the form of 7-year warrants struck at an equity value of $100.0 million;

•    15.0% of the fully diluted New Common Equity in the form of 7-year warrants struck at an equity value of $150.0 million; and

•    8.625% Noteholders will only be eligible to receive the New Warrants if the class votes in favor of the Plan and no Consenting 8.625% Noteholder objects to the Plan..